Exhibit 5.2

366 Madison Avenue 3rd Floor New York, NY 10017 tel: (212) 588-0022 fax: (212) 826-9307

February 13, 2026

Megan Holdings Limited

B-01-07, Gateway Corporate Suites

Gateway Kiaramas

No.1, Jalan Desa Kiara

50480 Mont Kiara

Kuala Lumpur, Malaysia

Ladies and Gentlemen:

We are acting as United States counsel to Megan Holdings Limited, a company incorporated in the Cayman Islands (the “Company”), in connection with the registration statement on Form F-1 (File No. 333-292850) (the “Registration Statement”), including all amendments and supplements thereto, and the accompanying prospectus initially filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on January 21, 2026, relating to the issuance and sale of (i) up to an aggregate of 20,750,000 of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), and/or pre-funded warrants, each to purchase one Class A Ordinary Share (the “Pre-Funded Warrants”), being sold pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement,” a form of which is filed as Exhibit 10.12 to the Registration Statement), and in connection with that certain Placement Agency Agreement, by and between the Company and D. Boral Capital Markets LLC (the “Placement Agency Agreement,” a form of which is filed as Exhibit 1.1 to the Registration Statement), and (ii) Class A Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. A form of the Pre-Funded Warrants is filed as Exhibit 4.1 to the Registration Statement.

This opinion is being furnished to you in connection with the Registration Statement.

In connection with this opinion, we have examined the following documents:

1.	The Registration Statement,
2.	The form of the Securities Purchase Agreement,
3.	The form of the Placement Agency Agreement,
4.	The form of the Pre-Funded Warrants,
5.	A copy of the executed written resolution of the directors of the Company dated February 12, 2026, and
6.	Such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below.

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company (including those in the Securities Purchase Agreement and the Placement Agency Agreement) and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

February 13, 2026

Based upon the foregoing, we are of the opinion that the Pre-Funded Warrants, when duly authorized, executed and delivered by all necessary corporate action of the Company and when issued, delivered and paid for, as contemplated by the Registration Statement and pursuant to the Securities Purchase Agreement, will be legally binding obligations of the Company enforceable in accordance with their respective terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Pre-Funded Warrants.

The foregoing opinion is subject to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles. “General principles of equity” include, but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel. We express no opinion with respect to the enforceability of any provision which purports to waive the benefit of usury laws. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion.

Our opinion is limited to the application of the laws of the State of New York, only, and we express no opinion with respect to the compliance or effect of federal laws (including securities laws), the laws of other countries, the laws of any other state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

February 13, 2026

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

Ortoli Rosenstadt LLP

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